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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Deckers Outdoor Corporation of our report dated February 12, 1997, with respect to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Deckers Outdoor Corporation.



                                            /s/ KPMG PEAT MARWICK LLP

                                            KPMG PEAT MARWICK LLP


Los Angeles, California
February 27, 1998